Exhibit 10.3

Director Compensation Summary

Nonemployee directors receive compensation for board service.    The compensation includes:

Annual Retainer:	$25,000(1), payable in quarterly installments

Committee Chair Stipend:	$20,000 annually for Audit Committee Chair

$3,000 annually for all other committee chairs

Attendance Fee:	$1,000 for each board meeting attended

$2,000 to audit committee members for each audit committee meeting attended

$1,000 to each other committee member for all other committee meetings attended

Expenses related to attendance

Equity-based Compensation Award under 1996 Stock Incentive Plan:	Annual grant of options to purchase 15,000 shares of common stock(2)

(1) Represents $5,000 increase; prorated for 3 remaining quarters in 2005

(2) Represents 5,000 share increase in option award